Exhibit 99.1

        Zale Corporation Announces Third Quarter Sales Results


    DALLAS--(BUSINESS WIRE)--May 8, 2003--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, reported today that for the third quarter ended April 30, 2003, comparable store sales increased 0.3% compared to an increase of 4.6% for the same period last year. Total revenues for the period were $449.4 million compared to last year's total revenues of $449.2 million, an increase of 0.1%.
    For the year-to-date, total revenues increased 0.8% to $1.770 billion, compared to $1.756 billion for the same period last year. On a year-to-date basis, comparable store sales increased 0.6%.
    "We are pleased with these sales results in a very challenging external environment," commented Mary L. Forte, President and Chief Executive Officer. "The geopolitical concerns did impact our business during the quarter. However, we continued to maximize our opportunities in the key gift-giving periods and maintained tight controls on our business."
    The Company further commented that it was comfortable with the low-end of its previously stated third quarter earnings guidance.
    Zale Corporation will announce its third quarter fiscal 2003 earnings results on May 15, 2003. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706/643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,260 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.
    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its merchandising and marketing strategies and result of operations, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries;" that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz
             Senior Director, Investor and Public Relations
             972/580-5047